Press
Release

Company Contact: Sean Creamer, CFO
Arbitron Inc.
Phone: 410-312-8410
sean.creamer@arbitron.com

Investor Relations Contact: Todd Fromer
KCSA Worldwide
212-896-1215
tfromer@kcsa.com

Media contact: Thom Mocarsky
Arbitron Inc.
212-887-1314
thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2006 FIRST QUARTER FINANCIAL RESULTS
Revenue up 7.4 percent to $85.1 million;
Planned spending on Portable People Meter and ‘Project Apollo’ initiatives and reporting of share-based compensation expense impact costs and expenses;
Net income per share (diluted) is $0.58.

NEW YORK, April 20, 2006 – Arbitron Inc. (NYSE: ARB) today announced results for the quarter ended March 31, 2006.

For the first quarter of 2006, the Company reported revenue of $85.1 million, an increase of 7.4 percent over revenue of $79.2 million during the first quarter of 2005.

Planned spending on the Portable People Meter and Project Apollo initiatives and the required expensing of share-based compensation, effective January 1, 2006, increased costs and expenses for the first quarter by 20.9 percent, from $44.4 million in 2005 to $53.7 million in 2006.

Earnings before interest and income tax expense (EBIT) for the quarter were $29.0 million, a decrease of 11.2 percent over EBIT of $32.7 million during the comparable period last year.

Net income for the quarter was $18.2 million, a decrease of 8.3 percent from $19.8 million for the first quarter of 2005. Net income per share for the first quarter of 2006 was $0.58 (diluted), compared with $0.63 (diluted) for the comparable period last year, a decrease of 7.9 percent.

Management comment on first quarter 2006 results

Stephen Morris, president and chief executive officer, Arbitron Inc., made the following comments on the first quarter 2006 results: “We met our revenue expectations in the first quarter. We also exceeded our earnings guidance by $0.06 per share (diluted). This was due, in large part, to lower than projected share-based compensation expense–which was $0.04 per share (diluted) less than anticipated.”

“In March, Arbitron made the commitment to roll out the Portable People Meter as our radio ratings service in the top 50 markets in the United States. Pending accreditation by the Media Rating Council, Houston will become the first radio market to be electronically measured, as early as July 2006. We continue to work with our radio customers to facilitate the adoption of electronic measurement by broadcasters as well as by advertisers and agencies.”

“We are also working with VNU and the six advertisers who are the pilot subscribers to the Project Apollo pilot panel to demonstrate the value of our proposed service for media planning, media mix allocation and return on media investment. This collaboration between research providers and research users will help Project Apollo deliver on its potential to better elevate the role of media in the marketing mix.”

Company Outlook for 2006

Arbitron also provided financial guidance on its earnings outlook for the second quarter 2006 and for the full year 2006.

For the second quarter 2006, Arbitron expects revenue to increase between 6 percent and 8 percent compared to the second quarter of last year. Earnings Per Share (diluted) for the second quarter 2006 is expected to be between $0.20 and $0.22 versus $0.48 in the second quarter 2005. The impact of share-based compensation expense in the second quarter of 2006 is estimated to be approximately $2.2 million, or $0.05 per share (diluted). In the second quarter of 2005, the Company recorded a $3.9 million tax benefit, or $0.12 per share (diluted), as a result of the reversal of certain liabilities for tax contingencies related to prior periods. The balance of the year-over-year reduction is attributable to anticipated incremental spending on PPM initiatives, including Project Apollo, as well as previously announced investment initiatives to improve research quality.

Arbitron’s year-end 2006 revenue guidance is unchanged. As previously stated, 2006 revenue is expected to increase between 6 percent and 8 percent compared to 2005. Earnings Per Share (diluted) for the year ending December 31, 2006 is expected to be between $1.69 and $1.74. This is an increase from the previously issued Earnings Per Share (diluted) guidance of $1.65 to $1.70. The increase reflects the impact of lower share-based compensation expense.

Earnings conference call: schedule and access

Arbitron will host a conference call at 10:00 a.m. ET on April 20 to discuss its first quarter results and other relevant matters. To listen to the call, dial the following telephone number: 877-780-2271. The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies, online radio and outdoor advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The Company is deploying the Portable People Meter (PPM), a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by its research and technology organization, located in Columbia, Maryland. Arbitron has approximately 1,700 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU, Inc., Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

•	renew all or part of contracts with large customers as they expire;

•	successfully execute our business strategies, including implementation of our Portable People Meter services and to execute potential joint venture or third party agreements;

•	effectively manage the impact of any further consolidation in the radio and advertising agency industries;

•	keep up with rapidly changing technological needs of our customer base, including creating new proprietary software systems and new customer products and services that meet these needs in a timely manner;

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular; and

•	successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, privacy concerns, technology changes and/or government regulations.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS – Business Risks” in our Annual Report on Form 10-K.

The forward-looking statements contained in this document speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to Follow)

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended March 31, 2006 and 2005
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,		$	%
	2006	2005	Change	Change
Revenue	$85,088	$79,195	$5,893	7.4%
Costs and expenses
Cost of revenue	24,027	20,218	3,809	18.8%
Selling, general and administrative	19,684	16,153	3,531	21.9%
Research and development	9,981	8,038	1,943	24.2%
Total costs and expenses	53,692	44,409	9,283	20.9%
Operating income	31,396	34,786	(3,390)	(9.7%)
Proportionate share of net loss of affiliate	(2,375)	(2,090)	(285)	13.6%
Earnings before interest and income taxes	29,021	32,696	(3,675)	(11.2%)
Interest income	987	609	378	62.1%
Interest expense	943	1,051	(108)	(10.3%)
Earnings before income taxes	29,065	32,254	(3,189)	(9.9%)
Income tax expense	10,879	12,418	(1,539)	(12.4%)
Net income	$18,186	$19,836	$(1,650)	(8.3%)
Net income per weighted average common share
Basic	$0.59	$0.64	$(0.05)	(7.8%)
Diluted	$0.58	$0.63	$(0.05)	(7.9%)
Weighted average shares used in calculations
Basic	31,062	31,140	(78)	(0.3%)
Diluted	31,327	31,528	(201)	(0.6%)
Dividends per common share	$0.10	$0.10	—	—
Other data
EBITDA	$31,109	$34,106	$(2,997)	(8.8%)

Arbitron Inc.
EBIT and EBITDA Reconciliation
Three Months Ended March 31, 2006 and 2005
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Net income	$18,186	$19,836
Income tax expense	10,879	12,418
Net interest (income) expense	(44)	442
EBIT	$29,021	$32,696
Depreciation and amortization	2,088	1,410
EBITDA	$31,109	$34,106

Note: Earnings before interest and income taxes (EBIT) and earnings before interest, income taxes, depreciation and amortization (EBITDA) are widely used measures of operating performance. They are presented as supplemental information that management of Arbitron believes is useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization to net income. EBIT and EBITDA should not be considered as substitutes either for net income, as indicators of Arbitron’s operating performance, or for cash flow, as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron Inc.
Condensed Consolidated Balance Sheets
March 31, 2006 and December 31, 2005
(In thousands)

	March 31,	December 31
	2006	2005
	(unaudited)	(audited)

Assets:
Cash and short-term investments	$133,572	$93,408
Receivables from brokers	—	30,000
Trade receivables	25,214	27,708
Property and equipment, net	31,540	30,875
Goodwill, net	40,558	40,558
Other assets	28,557	28,331
Total assets	$259,441	$250,880

Liabilities and Stockholders’ Equity:
Deferred revenue	$56,711	$62,434
Long-term debt	50,000	50,000
Other liabilities	47,466	46,092
Stockholders’ equity	105,264	92,354
Total liabilities and stockholders’ equity	$259,441	$250,880